Date: February 10, 2016

News Release – Investor Update

Parks! America Reports First Quarter Fiscal 2016 Results

• Q1 reported total net sales increase $126,570 or 19.6%

• Q1 reported and comparable 14-week attendance based net sales increase by 22.0% and 12.3%, respectively

• Double-digit percentage growth in attendance based net sales in six of the last seven quarters

• Q1 net loss in-line with slow-season expectations

PINE MOUNTAIN, Georgia, February 10, 2016 – Parks! America (OTCPink: PRKA), which owns and operates Wild Animal Safari in Pine Mountain, Georgia and Wild Animal Safari in Strafford, Missouri, today announced results for its first fiscal quarter ended January 3, 2016.

The Company’s 2016 fiscal year will end on October 2, 2016 and will be comprised of 53 weeks. The Company’s 2015 fiscal year ended on September 27, 2015 and was comprised of 52 weeks. The additional week in the Company’s 2016 fiscal year occurred in the three months ended January 3, 2016. As such, Park attendance based net sales are discussed on a reported, as well as a comparable 14-week, basis for the fiscal quarter ended January 3, 2016 as compared to the prior year.

First Fiscal Quarter 2016 Highlights

For the fiscal quarter ended January 3, 2016, the Company generated total net sales of $772,612, an increase of $126,570 or 19.6%, driven by higher attendance and higher average revenue per guest. Combined Park attendance based net sales increased by $136,533 or 22.0%, partially offset by a $9,963 decrease in animal sales. On a comparable 14-week basis, combined Park attendance based net sales increased $83,045 or 12.3%.

The Company reported a seasonal net loss of $137,164 for the fiscal quarter ended January 3, 2016, compared to a seasonal net loss of $125,155 for the fiscal quarter ended December 28, 2104. The marginally higher seasonal net loss was attributable to higher compensation and advertising expenses, as well as higher cost of sales, partially offset by higher total net sales.

“We are pleased with the continuing exceptional growth in attendance based net sales, especially during one of our off-season quarters,” commented Dale Van Voorhis, Chairman & CEO. “In fact, we have generated double-digit percentage growth in attendance based net sales in six of the last seven quarters versus the comparable quarter in the prior year. Both of our Parks performed well and continue to deliver an outstanding wild animal safari experience to our guests.”

Balance Sheet and Liquidity

The Company’s working capital was $235,489 as of January 3, 2016, compared to $444,602 as of September 27, 2015. This decrease in working capital reflects negative operating cash flow and capital expenditures during the first three months of the Company’s slow season. The Company’s debt to equity ratio was 1.00 to 1.00 as of January 3, 2016, compared to 0.97 to 1.00 as of September 27, 2015, again reflecting the seasonal nature of the Company’s operating results and cash flows.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-Q for the fiscal quarter ended January 3, 2016 and our Form 10-K for the fiscal year ended September 27, 2015, are available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain forward-looking statements within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. A further description of these risks, uncertainties and other matters can be found in the Company annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months January 3, 2016 and December 28, 2014

	For the three months ended
	January 3, 2016	December 28, 2014
Net sales	$758,508	$621,975
Sale of animals	14,104	24,067
Total net sales	772,612	646,042

Cost of sales	99,621	70,847
Selling, general and administrative	672,248	565,604
Depreciation and amortization	85,400	81,250
Loss from operations	(84,657)	(71,659)

Other income (expense), net	2,096	2,066
Interest expense	(52,001)	(52,960)
Amortization of loan fees	(2,602)	(2,602)
Loss before income taxes	(137,164)	(125,155)

Income tax provision	-	-
Net loss	$(137,164)	$(125,155)

Loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	74,406	74,247

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of January 3, 2016 and September 27, 2015

	January 3, 2016	September 27, 2015
ASSETS
Cash – unrestricted	$151,829	$563,096
Cash – restricted	456,492	456,492
Inventory	148,723	139,324
Prepaid expenses	109,609	87,633
Total current assets	866,653	1,246,545

Property and equipment, net	6,413,504	6,362,790
Intangible assets, net	159,659	158,661
Other assets	8,500	8,500
Total assets	$7,448,316	$7,776,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$67,132	$141,404
Other current liabilities	149,483	247,449
Accrued judgment under appeal	304,328	304,328
Current maturities of long-term debt	110,221	108,762
Total current liabilities	631,164	801,943

Long-term debt	3,345,919	3,374,406
Total liabilities	3,977,083	4,176,349

Stockholders’ equity
Common stock	74,531	74,381
Capital in excess of par	4,809,606	4,801,506
Treasury stock	(3,250)	(3,250)
Accumulated deficit	(1,409,654)	(1,272,490)
Total stockholders’ equity	3,471,233	3,600,147
Total liabilities and stockholders’ equity	$7,448,316	$7,776,496

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